Exhibit 99.1

Contacts:	Daniel J. Santaniello	Rocco A. Del Vecchio
	President and CEO	President and CEO
	Fidelity D & D Bancorp, Inc.	MNB Corporation
	570-504-8035	484-548-6080

FOR IMMEDIATE RELEASE

FIDELITY D & d BANCORP, iNC. to Acquire MNB Corporation

DUNMORE, PA, December 10, 2019 – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”), the parent bank holding company of Fidelity Deposit and Discount Bank (“Fidelity Bank”), founded in 1902, a Pennsylvania state-chartered, FDIC insured bank and trust company headquartered in Dunmore, PA, announced today the execution of a definitive agreement whereby MNB Corporation (OTCPink: MNBC) (“MNB”) will be merged with and into Fidelity, and subsequently, Merchants Bank of Bangor, MNB’s wholly-owned subsidiary bank, founded in 1890,  will merge with and into Fidelity Bank.  The resulting merger will expand Fidelity Bank’s full-service footprint into Northampton County, PA and the Lehigh Valley.  At closing, two representatives from MNB will join the boards of Fidelity and Fidelity Bank, respectively.”

Daniel J. Santaniello, Fidelity President and Chief Executive Officer, stated, “Fidelity D & D Bancorp, Inc. is pleased to welcome MNB to the Fidelity family. The addition of such a premier financial institution will enhance our market presence and allow us to better serve its communities. Furthermore, we look forward to expanding our market area as we enter Northampton County, Pennsylvania, a county with demographics that provide enhanced growth opportunities.  Over the

Fidelity D & D Bancorp, Inc.

Press Release – Fidelity D & D Bancorp, Inc. to Acquire MNB Corporation

December 10, 2019

years, Merchants Bank has been an outstanding resource and banking partner to its client base. We believe that working alongside Merchants’ seasoned bankers, the Fidelity Bank relationship banking model focusing on providing trusted financial advice will enhance the product and service offerings to our combined customers.”

Based on the financial results as of September 30, 2019, the combined company would have pro forma total assets of approximately $1.46 billion, total deposits of approximately $1.28 billion, and loans of approximately $1 billion.

Once the merger is complete, Fidelity Bank will operate 21 retail community banking offices in Northeastern and Eastern Pennsylvania. Fidelity Bank offers a complete range of consumer and business products, including wealth management.  Its Customer Care Center is open 7 days a week for the convenience of its clients.  Additionally, Fidelity Bank offers the ability for its clients to apply for consumer deposits, real estate loans, and personal loans through its robust online application processes.

Under the terms of the agreement, MNB shareholders will receive as consideration 1.039 shares of Fidelity common stock for each share of MNB common stock that they own as of the closing date, which represents total transaction value of $78.5 million or $69.30 on a per share basis, based upon Fidelity’s 20-day average closing price as of December 6, 2019.

As of September 30, 2019, MNB had total assets of $412.8 million, total deposits of $358.3 million and total loans of $241.1 million. Speaking on behalf of MNB, Rocco A. Del Vecchio, President and CEO, said, “We are thrilled to become a part of a company with such an impressive history, outstanding financial performance, and sterling reputation as Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc.

Press Release – Fidelity D & D Bancorp, Inc. to Acquire MNB Corporation

December 10, 2019

We anticipate that the partnership with Fidelity will more than meet the objectives of our customers, communities, employees and shareholders in the near and long-term.”

The transaction, which has been unanimously approved by the boards of directors of both companies, but is subject to MNB shareholder approval, Fidelity shareholder approval, regulatory approvals and other customary closing conditions, is currently expected to close in the second quarter of 2020.

Bybel Rutledge LLP is serving as legal counsel and Commonwealth Advisors, Inc. is serving as financial advisor to Fidelity D & D Bancorp, Inc. Mette, Evans & Woodside is serving as legal counsel and Olsen Palmer LLC is serving as financial advisor to MNB Corporation

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About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank, founded in 1902, and is proud to be an active member of the community of Northeastern Pennsylvania.  Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Bankers Association for four years in a row, and Forbes ranked it one of the Best In-State Banks for the past two years.  The company has been the #1 mortgage lender in the Lackawanna County market for over 8 years.  Fidelity Bank is passionate about success and committed to building strong relationships through superior service.

Part of the Bank’s mission is to be a good corporate partner within its market areas by providing over 1,600 hours of volunteer time to non-profit organizations yearly. Fidelity serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Fidelity Bank’s full trust powers; as well as offering a full array of asset management services.  Fidelity Bank operates a Wealth Management office in Schuylkill and Lebanon Counties as well.   The Bank  provides 24 hour, 7 day a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

About MNB Corporation

Fidelity D & D Bancorp, Inc.

Press Release – Fidelity D & D Bancorp, Inc. to Acquire MNB Corporation

December 10, 2019

MNB Corporation is a one-bank holding company organized under the laws of the Commonwealth of Pennsylvania and is headquartered in Bangor, PA. Its wholly-owned subsidiary, founded in 1890, Merchants Bank of Bangor, is an independent community bank chartered under the laws of the Commonwealth of Pennsylvania. Merchants Bank conducts full-service commercial banking services through nine bank centers located in Northampton County, PA.  For more information regarding MNB Corporation and Merchants Bank, please visit www.merchantsbangor.com.

Caution Regarding Forward-Looking Statements

The information presented herein contains forward-looking statements. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed merger between Fidelity and MNB, (ii) Fidelity’s and MNB’s plans, obligations, expectations and intentions, and (iii) other statements presented herein that are not historical facts. Words such as “anticipates”, “believes”, “intends”, “should”, “expects”, “will” and variations of similar expressions are intended to identify forward-looking statements. These statements are based on the beliefs of the respective managements of Fidelity and MNB as to the expected outcome of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, and degree of occurrence. Results and outcomes may differ materially from what may be expressed or forecasted in forward-looking statements. Factors that could cause results and outcomes to differ materially include, among others, the ability to obtain required regulatory and shareholder approvals and meet other closing conditions to the transaction; the ability to complete the merger as expected and within the expected timeframe; disruptions to customer and employee relationships and business operations caused by the merger; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including real estate values and collateral values; deposit flow; the impact of competition from traditional or new sources; and, the other factors detailed in Fidelity’s publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2018. Fidelity and MNB assume no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date hereof.

No Offer or Solicitation

The information presented herein does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities

Fidelity D & D Bancorp, Inc.

Press Release – Fidelity D & D Bancorp, Inc. to Acquire MNB Corporation

December 10, 2019

shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Fidelity will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 with respect to the offering of Fidelity common stock as the merger consideration under the Securities Act of 1933, as amended, which will include a proxy statement of MNB and Fidelity and a prospectus of Fidelity. A definitive joint proxy statement/prospectus will be sent to the shareholders of MNB and Fidelity seeking the required shareholder approvals. Before making any voting or investment decision, investors and security holders are urged to read the registration statement and proxy statement/prospectus and other relevant documents when they become available because they will contain important information about Fidelity, MNB, and the merger.

Investors and security holders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents by directing a request by telephone or mail to Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, PA 18512; 570-342-8281, or by directing a request by telephone or mail to MNB Corporation, 25 Broadway, P.O. Box 227, Bangor, PA 18013; 610-588-0981.

Fidelity, MNB and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of MNB and Fidelity in connection with the merger. Information about the directors and executive officers of MNB and Fidelity and their ownership of MNB and Fidelity common stock may be obtained by reading the proxy statement/prospectus regarding the merger when it becomes available. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.